November 30, 2020

State Street Bank and Trust Company
One Heritage Drive
North Quincy, Massachusetts 02171
Location Code: OHD0310
Attention:  Russell M. Donohoe

    Re: Master Custodian Agreement – New Portfolios

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established three (3) new series of shares to be known as:
American Century ETF Trust – American Century Quality Convertible Securities ETF
American Century ETF Trust – American Century Quality Preferred ETF
American Century ETF Trust – American Century Low Volatility ETF (the “New ETF Portfolios”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011, (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the New ETF Portfolios under the terms of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

        Sincerely,

        American Century Investment Management, Inc. on behalf of
        American Century ETF Trust – American Century Quality Convertible Securities ETF
American Century ETF Trust – American Century Quality Preferred ETF
American Century ETF Trust – American Century Low Volatility ETF

            By:     /s/ Otis H. Cowan
                Otis H. Cowan
            Title:     Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:     /s/ Michael A. Foutes
Name:    Michael A. Foutes
Title:    Managing Director

Effective Date: November 30, 2020